Exhibit 10.4

FORM OF PERFORMANCE UNIT AGREEMENT

GRANTEE NAME	NUMBER OF UNITS GRANTED	GRANT DATE	PERFORMANCE MEASUREMENT DATE

«Full_Name»	«Units»	«Grant_Date»	«Performance_Date»

WMS Industries Inc., a Delaware corporation (the “Company”), hereby grants to «Full_Name» (the “Grantee”, also referred to as “you”) «performance units» Performance Units pursuant to the terms of this Performance Unit Agreement and the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Performance Unit Agreement and the Plan.

Grantee:
(Signature)

Company:
Brian R. Gamache
Chief Executive Officer

PLEASE RETURN A COPY OF THIS SIGNED AGREEMENT TO:

WMS – Legal Department

Waukegan Office

PLEASE RETAIN THE ORIGINALLY SIGNED AGREEMENT FOR YOUR RECORDS

This is not a stock certificate or a negotiable instrument.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

PERFORMANCE UNIT AGREEMENT

1. Performance Unit/Nontransferability. This Performance Unit Agreement evidences the grant to you on the Grant Date set forth on the cover page of «Units» Performance Units (the “Units”) under the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”). Your Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Units be made subject to execution, attachment or similar process. As used in this Performance Unit Agreement, the Company, its subsidiaries and affiliates are collectively referred to as the “Employer Group.” Capitalized terms not defined on the cover page or in the Performance Unit Agreement are defined in the Plan.

2. The Plan. These Units are issued in accordance with and are subject to and conditioned upon all of the terms and conditions of this Performance Unit Agreement and the Plan as amended from time to time; provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Performance Unit Agreement as if fully set forth herein.

3. Performance Goals. The Company has set:

a.	A performance period (the “Performance Period”) commencing on «Performance_Period_Start_Date» and ending on «Performance_Date» (the “Performance Measurement Date”).

b.	Performance goal(s) (the “Performance Goal(s)”) set forth on Exhibit A attached hereto and incorporated herein based on one or more of the following criteria: (1) revenues; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on net assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) economic value created or added; (7) operating margin or profit margin; (8) stock price, dividends or total stockholder return; and (9) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or value added, product development or introduction, geographic business expansion goals, cost targets, debt reduction, customer satisfaction, employee satisfaction, information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

c.	A performance matrix set forth on Exhibit A attached hereto and incorporated herein specifying the payout percentage (“Payout Percentage”) based on actual results vs. the Performance Goal(s).

4. Form and Timing of Payment. The Units represent the right to a certain payout (“Payout”) equal to (a) the number of Units multiplied (b) by the base unit (“Base Unit”) set forth on Exhibit A hereto and additionally multiplied by (c) the Payout Percentage. Such consideration shall be distributed to you as soon as practicable following the Performance Measurement Date in the calendar year in which the Performance Measurement Date occurs; provided, however, that no consideration shall be distributed unless and until the Compensation Committee determines the Payout Percentage in accordance with the matrix.

5. Termination of Employment. The Units shall terminate immediately if, during the Performance Period, you incur a Termination of Service for any reason. Notwithstanding the foregoing, the Units will not so terminate, if, during the Performance Period, (a) you voluntarily incur a Termination of Service (i) as a result of your permanent and total disability or (ii) with the written consent of the Employer Group (which written consent expressly sets forth a statement to the effect that you remain entitled to all or some portion of the Units) or (b) you incur a Termination of Service by action of the Employer Group for reasons other than due to your willful refusal to perform your duties or other than for “cause” (as such term is defined in your employment or severance agreement (if any) or, if none, as defined by the Committee and in effect at the time of your termination) and the Employer Group agrees in writing not to terminate all or any portion of the Units. If your Termination of Service is on account of death and occurs during the performance period, your personal representatives or the person or persons to whom the Units shall pass by will or by the applicable laws of descent and distribution, will be entitled to receive a pro-rata amount of the Payout based on the portion of the Performance Period that you were in the service of or employed with the Employer Group. Any payment under this Paragraph 5 shall be made in the calendar year in which the Performance Measurement Date occurs.

6. Change of Control. Notwithstanding any other provision herein, if a Change in Control shall occur during the Performance Period, then you shall be entitled to receive (a) if one of more of the Performance Goals has not been met at the time of the Change in Control, at least the Payout you would have received if the Payout Percentage were equal to 100%, (b) if all of the Performance Goals have been met or exceeded at the time of the Change in Control, the greater of (i) the Payout that you would have received if the Payout determination had been made on the date of the Change in Control date or (ii) the Payout determined on the Performance Measurement Date or (c) a greater Payout based on the determination by the Compensation Committee, in its sole and absolute discretion of the Payout Percentage, on the date of the Change in Control. Termination of your employment following a Change in Control will not terminate your right to receive the Payout set forth in Paragraph 6. Any payment under this Paragraph 6 shall be made on the earlier of (i) in the event a “change in control” as defined in Section 409A(2)(A)(v) occurs, the calendar year in which the payout is determined as set forth above or (ii) the calendar year in which the Performance Measurement Date occurs.

7. Restrictive Covenants. As a condition of and consideration for this grant of Units and in consideration for «Grant_Reason», you agree with the Company as follows:

a.	Acknowledgments. You acknowledge that:

i.	The Employer Group is engaged in the business of designing, developing, commercializing and promoting gaming products and services including game themes, game play concepts, gaming systems, gaming platforms, gaming websites, and online game play; manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related gaming systems hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

ii.	As an integral part of its business, the Employer Group develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

iii.	The Employer Group undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

iv.	You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

v.	The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Employer Group’s proprietary, confidential and trade secret information.

vi.	The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Employer Group.

vii.	For a period of one (1) year following termination of your employment with the Employer Group, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Employer Group, regardless of any measures taken by you or a future employer to protect and preserve the Employer Group’s proprietary, confidential or trade secret information.

viii.	You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States. Further, you represent and warrant that you have available sufficient means of support so that observance of and adherence to the covenants contained herein shall not deprive you of the ability to earn a livelihood or support your dependents.

b.	Covenants. You hereby covenant and agree that during your employment by the Employer Group and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Employer Group for cause or without cause:

i.

You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this Performance Unit Agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

ii.	You shall not solicit or attempt to solicit (i) any person, company or entity who is or has been a customer of the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group to do business with any person, company or entity other than the Employer Group, or (ii) solicit for employment or employ any employee of the Employer Group or any person who is or was employed by the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group, or take any actions which are calculated to persuade any such person to terminate his or her association with the Employer Group.

c.	Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this Performance Unit Agreement would cause material and irreparable harm to the Employer Group and that the Employer Group would not have an adequate remedy at law because is will be difficult or impossible to establish the full and precise monetary value of such damage. The Employer Group agrees that, in addition to any and all other remedies available to it at law or in equity, the Employer Group shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Employer Group posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

d.	Indemnification. You agree to indemnify, save and hold harmless the Employer Group from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Performance Unit Agreement, or incurred by the Employer Group in enforcing this Performance Unit Agreement against you.

e.	Other Limitations. The provisions of this Paragraph 7 are in addition to the award forfeiture provisions set forth in Section 11 of the Plan and in no way modify, amend or change such Plan provisions.

8. Additional Forfeiture. The Committee may cancel, suspend, withhold or otherwise limit or restrict the Units at any time if you (i) are not in compliance with all applicable provisions of this Performance Unit Agreement or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Employer Group or an affiliate, including, but not limited to: (A) conduct related to your service for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Employer Group, including, without limitation, the Employer Group’s insider trading policy or anti-harassment policies or (C) participating in a hostile takeover attempt against the Employer Group.

9. Employment Not Affected. Neither the grant of any Unit, nor any other action taken with respect to the Unit, shall confer upon the Grantee any right to continue in the employ of the Employer Group or shall interfere in any way with the right of the Employer Group to terminate Grantee’s employment at any time. Except as may be otherwise limited by another written agreement, the right of the Employer Group or any of its affiliates to terminate at will the Grantee’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved.

10. No Stockholder Rights. The grant of this Performance Unit Agreement does not grant to the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, any of the rights and privileges of a holder of the Company’s common stock.

11. Severability. Should a court of competent jurisdiction deem any of the provisions in this Performance Unit Agreement to be unenforceable in any respect, including a determination that the territorial, temporal and scope limitations (or any absence thereof) of Paragraph 7 are impermissibly overbroad, it is the intention of the parties to this Performance Unit Agreement that this Performance Unit Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Performance Unit Agreement after having an opportunity for consultation with your own independent counsel.

12. Choice of Law. This Performance Unit Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

13. Securities Laws. The Company shall not be obligated to issue any shares pursuant to this Performance Unit Agreement if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

14. Income Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Units.

EXHIBIT A

PERFORMANCE GOAL(S), MATRIX AND BASE UNIT

PERFORMANCE GOAL(S):

Total Revenue of «Revenue_Goal» and Earnings Per Share of $«EPS_Goal»

MATRIX:

BASE UNIT: One share of Common Stock

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